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[ERNST & YOUNG LETTERHEAD]
                          EXHIBIT 23.3



               Consent of Independent Accountants


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Frontier Corporation Primenet Services for the Internet, Inc. 1995 Stock Option Plan and GlobalCenter, Inc. Amended and Restated 1997 Stock Plan of our reports dated January 17, 1996 with respect to the consolidated financial statements and schedule of ALC Communications Corporation and subsidiaries which reports are included in the Form 10-K of Frontier Corporation filed with the Securities and Exchange Commission on March 26, 1998.


Ernst & Young LLP

Detroit, Michigan
March 24, 1998